UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REGIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 27, 2005

TO THE SHAREHOLDERS OF REGIS CORPORATION:

The Annual Meeting of the Shareholders of Regis Corporation (the “Company”) will be held at the Company’s executive offices located at 7201 Metro Boulevard, Edina, Minnesota, 55439, on October 27, 2005, commencing at 9:00 a.m., for the following purposes:

1.                To elect seven directors to serve for a one-year term and until their successors are elected and qualified;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

3.                To amend the Company’s 1991 Contributory Stock Purchase Plan (“Stock Purchase Plan”) to increase the amount the Company may contribute to the plan from $5,000,000 to $10,000,000; and

4.                To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of the Company’s Common Stock at the close of business on September 22, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination, for any purpose germane to the Annual Meeting, at the Company’s executive offices during ordinary business hours for at least ten days prior to the Annual Meeting and for the duration of the Annual Meeting itself.

Whether or not you plan to attend the Annual Meeting in person, please fill in, sign and date the enclosed proxy card and mail it promptly. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

By Order of the Board of Directors

Eric A. Bakken
Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

September 24, 2005

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 27, 2005

This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the “Company”), in connection with the solicitation on behalf of the Company’s Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders to be held on October 27, 2005, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about September 24, 2005.

The address of the principal executive office of the Company is 7201 Metro Boulevard, Edina, Minnesota 55439.

SOLICITATION AND REVOCATION OF PROXIES

The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by telegraph, telephone or letter without extra compensation.

Proxies in the form enclosed are solicited on behalf of the Board. Any shareholder giving a proxy in such form may revoke it at any time before it is exercised by attending the annual meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to the Secretary of the Company at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specification indicated thereon. In addition, the proxies will grant the persons entitled to vote the proxied shares the authority to vote to adjourn the meeting.

VOTING RIGHTS

Only shareholders of record as of the close of business on September 22, 2005, will be entitled to execute proxies or to vote. On that date, there were 45,266,876 shares issued, outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares must be represented at the meeting, in person or by proxy, to transact business. With respect to the election of directors, the nominees will be elected if they receive a greater number of affirmative votes than “withheld” votes. The approval of the amendment to the Stock Purchase Plan will require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting. Abstentions are treated as shares present in person or represented by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have approved the amendment to the Stock Purchase Plan. Broker non-votes will not be counted for purposes of determining whether our stockholders have approved the amendment to the Stock Purchase Plan. If your shares are held directly and you decide to vote electronically, please follow the directions on your proxy card.

ELECTION OF DIRECTORS

Seven directors are to be elected at this annual meeting, each to hold office for one year until the 2006 annual meeting of shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven persons named below for election as directors. All of the nominees are presently directors of the Company.

The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as directors of the Company. In the event any one or more of such nominees shall unexpectedly become unavailable for reelection, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board. The following table contains certain information with respect to the nominees:

Name and Age	Position
Rolf F. Bjelland (67)	Director
Paul D. Finkelstein (63)	President, Chief Executive Officer, and
Chairman of the Board
Thomas L. Gregory (69)	Director
Van Zandt Hawn (60)	Director
Susan S. Hoyt (61)	Director
David B. Kunin (46)	Vice President, The Regis Foundation, and
Director
Myron Kunin (77)	Vice Chairman of the Board

Mr. Bjelland was elected a director of the Company in 1983. Since 1983, Mr. Bjelland has held various executive positions with Lutheran Brotherhood, a fraternal insurance society, and was President and Chairman of Lutheran Brotherhood Mutual Funds until his retirement in 2002. He is a director of the CUNA Mutual Fund Group of Madison, Wisconsin.

Mr. Finkelstein has served as President and Chief Executive Officer of the Company since July 1, 1996, Chairman of the Board since May 4, 2004, and was Chief Operating Officer of the Company from December 1987 until June 30, 1996. He has been a director of the Company since 1987. He is also a director of Eagle Supply Group, Inc., a distributor of roofing supplies and related products.

Mr. Gregory was elected a director of the Company in November 1996. Mr. Gregory had been a director of Supercuts, Inc. from 1991 until Supercuts was acquired by a subsidiary of the Company on October 25, 1996. He was Chairman of the Board of Supercuts from January 4, 1996 until October 25, 1996, and served as interim Chief Executive Officer of Supercuts from January 4, 1996 until January 31, 1996. From 1980 through 1994, Mr. Gregory held various executive positions with Sizzler International, Inc. and its predecessors, including President, Chief Executive Officer, Director and Vice Chairman. He is currently a director of The Cheesecake Factory, Inc., the owner and operator of upscale, full-service, casual dining restaurants throughout the United States.

Mr. Hawn was elected a director of the Company in 1991. Since 1989, he has been a managing director, and was a founder, of Goldner Hawn Johnson & Morrison Incorporated, a private investment firm.

Ms. Hoyt was elected a director of the Company in 1995. Since 1996, she has been Executive Vice President of Human Resources of Staples, Inc. From 1991 to 1996, she was Executive Vice President of Store Operations for the Dayton Hudson Department Stores Division of Dayton Hudson Corporation.

Mr. David Kunin was elected a director of the Company in 1997. He is Chief Executive Officer of Beautopia, LLC, a manufacturer of hair care products. He was Vice President, Marketing, of the Company from November 1992 until February 1997 when he became Chief Executive Officer of Beautopia LLC, and Vice President of The Regis Foundation. He is the son of Myron Kunin.

Mr. Myron Kunin is a founder of the Company and has served as a director since the Company’s incorporation in 1954. He was President and Chief Executive Officer from 1965 to June 30, 1996, and was Chairman of the Board from 1983 to May 4, 2004. He is Vice Chairman of the Board and holder of the majority of voting shares of Curtis Squire, Inc., the Company’s ninth largest shareholder. He is also a director of Nortech Systems Incorporated, a manufacturer of wire harnesses and cable and electromechanical assemblies for commercial and defense industries.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that the Company is managed for the long-term benefit of its shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve the Company’s corporate governance policies and practices.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the NYSE. The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”) or listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with the Company (directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, no director or director nominee may be deemed independent if the director or director nominee

•       has in the past three years:

•       received (or whose immediate family member has received) more than $100,000 per year in direct compensation from the Company, other than director or committee fees;

•       been an employee of the company;

•       had an immediate family member who was an executive officer of the Company;

•       been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of the Company; or

•       been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of the Company; or

•       is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to the Company, or receives payments from the Company, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director, with the exception of Mr. Finkelstein, Mr. Myron Kunin and Mr. David Kunin, is independent. A majority of our Board members is independent.

Communications with the Board

Shareholders who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to the Company’s Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above in Communications with the Board.

The Chairman of the Audit Committee presides over executive sessions of the independent directors. Shareholders may communicate with the presiding director or the independent directors as a group by following the procedures described above in Communications with the Board.

Compensation of Directors

Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors’ compensation. A portion of director compensation will be linked to our stock performance in the form of stock appreciation rights (“SARs”), restricted stock and performance based cash awards. Employee directors do not receive any cash or other compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

The cash compensation for the fiscal year ended June 30, 2005, for each of our non-employee directors consisted of:

•       an annual retainer of $30,000 for service as a director, plus expenses; and

•       an annual retainer of $10,000 for serving as chairman of the Audit Committee.

In addition, the Company granted the following to each director:

•       1,250 SARs at an exercise price of $35.49, which vest ratably over 5 years;

•       1,250 shares of restricted stock, which vest ratably over 5 years; and

•       a $10,000 performance-based cash award. Payment under this award will be realized based on the Company achieving performance objectives measured over a three year period.

Committees of the Board

The Board has three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance.” The charters include information regarding the committees’ composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

The Board committees have responsibilities as follows:

Audit Committee.

This committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, the independent auditor and our management. This committee meets with management and the independent auditor at least quarterly.

In addition, this committee conducts quarterly meetings or conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, Rolf Bjelland, an independent director and the Chairman of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules and possesses accounting or related financial management expertise as required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committee of more than three public companies.

Compensation Committee.

The primary responsibilities of this committee are (i) to determine and approve the Chief Executive Officer’s compensation and benefits package; (ii) to determine and approve compensation of executive officers; and (iii) to consider and recommend incentive compensation and equity-based plans.

Nominating and Corporate Governance Committee.

This committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see Director Nomination Process below.

Board Meetings and Attendance

The Board held four regular meetings during the fiscal year ended June 30, 2005. Each incumbent director attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. Each of the then-serving directors attended the 2004 annual meeting of shareholders.

The following table shows the number of meetings held in fiscal 2005 and the names of the directors currently serving on each committee.

Committee	Number of Meetings During Fiscal 2005	Members
Audit	7	Rolf Bjelland* Susan Hoyt Van Zandt Hawn Thomas Gregory
Compensation	3	Van Zandt Hawn* Rolf Bjelland Thomas Gregory Susan Hoyt
Nominating and Corporate Governance	2	Susan Hoyt* Thomas Gregory Rolf Bjelland Van Zandt Hawn

*                    Committee Chair

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•       high professional and personal ethics and values;

•       a strong record of significant leadership and meaningful accomplishments in his or her field;

•       broad experience;

•       the ability to think strategically;

•       sufficient time to carry out the duties of Board membership; and

•       a commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board.

All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairperson of the Nominating and Corporate Governance Committee c/o the Vice President, General Counsel and Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board consists of Mr. Hawn, Mr. Bjelland, Ms. Hoyt and Mr. Gregory, independent directors. The Compensation Committee has responsibility for administering the Company’s incentive plans and setting policies that govern annual compensation, short-term incentives and long-term incentives for the principal executive officers of the Company. The Committee from time to time utilizes the services of Hay Management Consultants, a national executive compensation consulting firm, to assist it in determining that executive officer compensation levels are within national norms.

The Company’s executive compensation program consists of three key components: (1) base salary, (2) short-term incentive compensation in the form of bonuses, and (3) long-term equity and cash incentives through stock options, SARs, restricted stock and cash based performance awards.

Base Salary:   Shortly before the beginning of each fiscal year, the Compensation Committee reviews annual salary recommendations for the Company’s principal executives made by the Chief Executive Officer and approves, with any modifications it deems appropriate, such recommendations. The annual salary recommendations are made by the Chief Executive Officer, and approved or modified by the Compensation Committee, based upon industry practice and national surveys of compensation packages, as well as evaluations of the individual executive’s responsibilities and past and expected future performance.

Short-Term Incentives:   At last year’s annual meeting, our shareholders approved the Short-Term Incentive Compensation Plan for the Company’s Chief Executive Officer and each of the four most highly compensated officers (the “Short-Term Plan”). The Short-Term Plan is designed to align executive compensation with annual performance of the Company. To accomplish this goal, the Board has adopted a structured bonus program. Each year the Board will establish initial earnings per share targets. The Short-Term Plan provides for a full bonus if 100% of the targeted earnings per share for the year is achieved, a bonus of 37.5% of the full bonus amount if earnings per share reach 85% of budgeted earnings, with earnings performance between 85% and 100% giving rise to bonuses calculated by interpolation between those fixed points. Below 85%, no bonuses would be earned. In addition, the Short-Term Plan provides for the Chief Executive Officer to receive a bonus beyond the full bonus amount if earnings per share exceed 105% of the earnings per share target for the year. For the last fiscal year, bonuses were limited to 100% of base salary for the Chief Executive Officer, 55% of base salary for the Chief Financial and Administrative Officer, and 50% of base salary for the other principal executives.

Long-Term Incentives:   At last year’s annual meeting, our shareholders approved the 2004 Long-Term Incentive Compensation Plan. The 2004 Long-Term Plan provides for the grant of equity-based incentives and long-term cash based performance incentives, including a mix of SARs, restricted stock and cash based performance awards.

The Compensation Committee fixes the salary of the Chief Executive Officer in the context of his employment agreement, summarized later in this proxy statement, based on a review of competitive compensation data, and the Committee’s assessment of his past performance and its expectation as to his future performance in leading the Company. The base salary for Mr. Finkelstein for fiscal 2005 was $863,000.

Mr. Finkelstein participates with other senior executive officers in the Company’s structured bonus program described above. For fiscal 2005, Mr. Finkelstein earned a $323,625 bonus under this program.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the company’s Chief Executive Officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee believes that it is important to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, we have taken such actions as may be necessary under Section 162(m) to qualify for all available tax deductions related to executive compensation.

Van Zandt Hawn, Chair
Rolf F. Bjelland
Susan Hoyt
Thomas Gregory
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Company’s Chief Executive Officer and each of the four most highly compensated executive officers during fiscal year 2005.

	Fiscal	Annual Compensation		Long-Term	All Other
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Compensation(5)	Compensation($)(2)(3)(4)(5)
Paul D. Finkelstein	2005	863,000	323,625	—	291,884	(2)(3)(4)
President, Chief Executive	2004	790,000	474,000	—	325,704
Officer and Chairman of the	2003	660,000	264,000	—	141,847
Board
Myron Kunin	2005	725,180	—	—	27,812	(4)
Vice Chairman of the Board	2004	702,014	—	—	75,688
	2003	687,575	—	—	69,482
Randy L. Pearce	2005	370,000	101,750	—	195,093	(2)(3)(4)
Executive Vice President,	2004	350,000	140,000	—	193,634
Chief Financial and	2003	305,000	122,000	—	72,817
Administrative Officer
Gordon B. Nelson	2005	355,000	88,750	—	209,349	(2)(3)(4)
Senior Vice President,	2004	340,000	136,000	—	211,808
Education and Fashion	2003	310,000	124,000	—	83,570
Mark Kartarik	2005	350,000	87,500	—	187,072	(2)(3)(4)
Senior Vice President,	2004	340,000	136,000	—	202,816
President Franchise Division	2003	305,000	122,000	—	63,154

(1)          Portions of the bonuses reflected in the Summary Compensation Table were not actually received as receipt of such amounts was deferred pursuant to the Company’s Compensation Deferral Plan. Participants may elect to defer a portion of their compensation to be paid out at a future date specified by the participants. Amounts deferred are Company liabilities having the same rank in bankruptcy as the Company’s general debt obligations.

(2)          Includes $179,533 for Mr. Finkelstein and $116,697 for each of Messrs. Pearce, Nelson and Kartarik; which is the dollar amount of life insurance premiums and related tax reimbursement payments made by the Company pursuant to life insurance policies owned by such officers.

(3)          Includes matching contributions by the Company under the Company’s Compensation Deferral Plan of $25,000 for Mr. Finkelstein and Mr. Pearce; $22,188 for Mr. Nelson and $21,875 for Mr. Kartarik.

(4)          Amounts disclosed is this column also include Company payments for estate planning, tax preparation services, automobile related expenses, and insurance, which includes life, health, dental, long term care and other insurance. None of the foregoing amounts individually exceeded 25% of the total perquisites and other personal benefits reported for the named executive officers.

(5)          Please see “Long-Term Incentive Plan—Awards in Last Fiscal Year” for information regarding restricted stock, SARs and performance-based cash awards granted to the named executive officers.

OPTIONS/SARs

Grants in Last Fiscal Year

The following table summarizes the options and SARs granted to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during the fiscal year ended June 30, 2005.

	Individual Grants				Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of Stock
	Securities	Options/SARs	Exercise		Price Appreciation for Option
	Underlying	Granted to	Or Base		Terms
	Options/SARs	Employees in	Price	Expiration	0%	5%	10%
Name	(#)(1)	Fiscal Year	($/SH)	Date	($)	($)(2)	($)(2)
Paul D. Finkelstein	20,000	20.46%	35.49	5/3/15	0	446,389	1,131,233
Myron Kunin	—	—	—	—	—	—	—
Randy L. Pearce	4,000	4.09%	35.49	5/3/15	0	89,278	226,248
Gordon B. Nelson	2,500	2.56%	35.49	5/3/15	0	55,789	141,405
Mark Kartarik	2,500	2.56%	35.49	5/3/15	0	55,789	141,405

(1)    Represents SARs granted to the named executive officers. The SARs have an exercise price equal to the fair market value on the date of grant and vest annually in 20% increments.

(2)    The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Company’s Common Stock price.

STOCK OPTION EXERCISES AND OPTION VALUES

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for each of the named executive officers the value realized from stock options exercised during fiscal 2005 and the number and value of exercisable and unexercisable stock options held at June 30, 2005.

			Number of Securities
			Underlying
			Unexercised Options	Value of Unexercised
			at Fiscal Year-	In-the-Money Options at
	Shares	Value	End(#)	Fiscal Year-End($)(1)
	Acquired	Realized	Exercisable/	Exercisable/
Name	on Exercise	$	Unexercisable	Unexercisable
Myron Kunin	0	0	30,000/0	677,400/0
Paul D. Finkelstein	0	0	593,998/136,002	13,388,204/2,467,348
Randy L. Pearce	0	0	117,466/48,867	2,596,359/1,012,493
Gordon B. Nelson	53,333	1,407,611	32,300/37,834	711,186/807,491
Mark Kartarik	22,000	582,718	88,917/37,834	1,982,737/807,491

(1)          Value of unexercised in-the-money-options is determined by multiplying the difference between the exercise price per share and $39.08, the closing price per share on June 30, 2005, by the number of shares subject to such options.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

The following table sets forth the number of shares and vesting of restricted stock, the number and vesting of SARs, and information respecting performance based cash awards, as granted to each of the named executive officers under the 2004 Long-Term Plan.

					Estimated Future Payouts Under
	Number of Shares,		Performance or Other Period		Non-Stock Price-Based Plans(1)(6)
Name	Units or Other Rights(6)		Until Maturation or Payout		Threshold	Target	Maximum
Paul D. Finkelstein	7,500	(2)	2006-2010	(3)	$80,000	$100,000	$120,000
	20,000	(4)	2006-2010	(5)
Myron Kunin	—		—		—	—	—
Randy L. Pearce	4,000	(2)	2006-2010	(3)	$40,000	$50,000	$60,000
	4,000	(4)	2006-2010	(5)
Gordon B. Nelson	2,500	(2)	2006-2010	(3)	$28,000	$35,000	$42,000
	2,500	(4)	2006-2010	(5)
Mark Kartarik	2,500	(2)	2006-2010	(3)	$28,000	$35,000	$42,000
	2,500	(4)	2006-2010	(5)

(1)          Represents dollar amounts which are payable with respect to performance based cash awards under the 2004 Long-Term Plan. The threshold amount is the amount payable for the minimum level of performance for which an award will be made; the target amount is the amount payable if a specified performance level is obtained; and the maximum amount is the maximum payout possible under the plan.

(2)          Represents shares of restricted stock.

(3)          The restricted stock vests at a rate of 20% annually, commencing on May 3, 2006, provided that the named executive officer remains employed by the Company. The Compensation Committee may accelerate vesting in the event of the executive officer’s death or disability, or if the Compensation Committee determines that acceleration would be in the best interests of the Company. Acceleration of vesting is automatic in the event of a change in control of the Company.

(4)          Represents SARs.

(5)          SARs vest at a rate of 20% annually, commencing May 3, 2006, provided that the named executive officer remains employed by the Company. The Compensation Committee may accelerate vesting and acceleration of vesting is automatic in the event of a change in control of the Company. Recipients of vested SARs receive a number of shares of Common Stock equal in value to the difference between the fair market value per share on the date of exercise and the exercise price ($35.49), multiplied by the number of SARs exercised.

(6)          For each of the named executive officers, the number of SARs and restricted stock, and the dollar amount of performance based cash awards, were the same as provided in the prior fiscal year, with the exception of restricted stock awarded to Messrs. Pearce, Nelson and Kartarik. In the prior fiscal year, Mr. Pearce received 3,000 shares of restricted stock, and Mr. Nelson and Mr. Kartarik each received 2,000 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Such officers, directors and shareholders are required by the Commission’s regulations to furnish the Company with copies of all such reports.

To the knowledge of the Company, based solely on a review of copies of reports filed with the Commission during the fiscal year ended June 30, 2005, all applicable Section 16(a) filing requirements were complied with.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on the Company’s stock for the last five years with the cumulative total return of the Standard and Poor’s 500 Stock Index and the cumulative total return of a peer group index (the “Peer Group”) constructed by the Company. In addition, the Company has included the Standard and Poor’s 400 Midcap Index and the Dow Jones Consumer Services Index in this analysis because the Company believes these two indices provide a close correlation to the cumulative total return of an investment in shares of Regis Corporation.

The comparison assumes the initial investment of $100 in the Company’s Common Stock, the S&P 500 Index, the Peer Group, the S&P 400 Midcap Index and the Dow Jones Consumer Services Index on June 30, 2000 and those dividends, if any, were reinvested.

	2000	2001	2002	2003	2004	2005
REGIS	100.00	169.16	218.83	236.41	364.08	320.38
S & P 500	100.00	85.17	69.85	70.02	83.40	88.68
S & P 400 Midcap	100.00	108.87	103.74	103.00	131.84	150.33
DOW JONES CONSUMER SERVICE INDEX	100.00	85.58	81.79	102.83	132.94	108.48
PEER GROUP	100.00	90.03	73.23	75.28	99.13	105.97

The Peer Group includes the following companies in the retail specialty business: American Greetings Corp., Ann Taylor Stores Corporation, Bombay Company, Inc., Christopher & Banks Inc., Deb Shops, Inc., E Com Ventures, The Gap, Inc., The Limited, Inc., Nordstrom, Inc., and Williams-Sonoma, Inc. The members of the Peer Group were selected by the Company because they operate in a similar retail environment and are primarily located in shopping malls with operations which extend over a wide geographic area. The results of the Peer Group are weighted based upon total market capitalization.

EMPLOYMENT ARRANGEMENTS

The Company’s unfunded deferred compensation agreements with its senior executive officers provide that upon such executive’s retirement after 20 years’ service with the Company or after reaching age 65, or upon such executive’s death while disabled or employed by the Company, such executive officer or his or her designated beneficiary will receive 240 monthly payments equal to the greater of (i) 40% (60% in the case of Mr. Finkelstein) of such executive’s average monthly base salary for the 60 months immediately preceding the executive’s retirement, disability or death, or (ii) $5,000. The agreements also provide for payment of a graduated percentage of such compensation if an executive terminates his or her employment with the Company prior to completing 20 years’ service or reaching age 65, with payments to commence when such executive attains age 55. Further, if such executive becomes disabled while employed by the Company, the Company will pay such executive the specified monthly benefit during the period of such disability or until attaining age 65. Payments are conditioned upon the officers not rendering services for any competitor of the Company during the period of the payments. The Company carries insurance on the lives of each of the persons covered by deferred compensation agreements, is entitled to the cash values and the death proceeds from these policies, and may, but is not required to, use cash values or death proceeds from these policies to pay deferred compensation.

The deferred compensation agreements provide that the executive officers shall be entitled to immediate payment of their aggregate monthly benefits in one lump sum, without any reduction based on years of service, early retirement or present value, if their employment terminates following a “Change in Control”, which is defined for purposes of the agreements as occurring when a party other than Curtis Squire, Inc. becomes the beneficial owner of 20% or more of the Company’s stock, or in the event of a consolidation or merger of the Company in which the Company is not the continuing corporation, or in which the shareholders of the Company do not continue to hold at least a majority of the common stock of the continuing or surviving corporation, or any sale or other transfer of substantially all of the assets of the Company, or in the event of certain changes to the composition of the Company’s Board. These agreements also provide that the executive officers shall be paid an amount equal to three times their annual compensation, plus all income and excise taxes payable with respect to such payment, immediately upon a change of control. Further, all unvested stock options immediately vest upon a change of control.

The Company has entered into an employment agreement with Mr. Finkelstein, its Chief Executive Officer, effective for fiscal year 1999 and subsequent years, providing (a) for a base salary of $500,000 per year, increasing annually by at least the greater of 4% or the percentage increase in the Consumer Price Index, (b) that he will participate in the Company’s bonus and incentive compensation programs with other senior executives, and (c) that the Company and Mr. Finkelstein will participate in a life insurance program whereby a trust established by Mr. Finkelstein has acquired a $5 million combined whole-life/term policy insuring the joint lives of Mr. Finkelstein and his wife. Under this insurance program, the Company will pay a portion of the annual premiums approximately equal to the annual increases in the cash value of the policy and Mr. Finkelstein will transfer funds to the trust for the balance of the premiums. Upon the death of Mr. Finkelstein and his wife or upon surrender of the policy, the trust will receive the death benefits or cash surrender value.

Mr. Finkelstein’s agreement also provides for deferred compensation benefits. Upon his retirement after reaching age 65 he will receive lifetime monthly payments equal to 60% of his average base salary for the 60 months immediately preceding his retirement, such payments to be adjusted annually in proportion to any increases in the Consumer Price Index. Upon his death, his wife, if she survives him, will receive during her life one-half of the benefits to which Mr. Finkelstein was entitled during his life. If Mr. Finkelstein voluntarily terminates his employment before reaching age 65, his deferred compensation benefits will be determined on the same basis as those afforded the other executive officers. The Company has funded its future obligations under this agreement through insurance policies on Mr. Finkelstein’s life.

The Company has entered into an agreement with Mr. Myron Kunin, its Vice Chairman, providing that Mr. Kunin will continue to render services to the Company until at least May, 2007, and for such further period as may be mutually agreed upon between Mr. Kunin and the Company. The Company has agreed to pay Mr. Kunin an annual amount of $600,000, to be increased annually in proportion to any increase in the Consumer Price Index from July 1, 1996, for the remainder of his life. Mr. Kunin has agreed that during the period for which payments to him are made as provided in the Agreement, he will not engage in any business competitive with the business conducted by the Company.

The Company has also entered into a survivor benefit agreement with Mr. Myron Kunin, providing that upon his death the Company shall pay to his wife, if she survives him, $300,000 annually for the remainder of her life, subject to annual adjustment based on any increases in the Consumer Price Index from July 1, 1996. The Company has funded its future obligations under this agreement through insurance policies on Mr. Kunin’s life.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Curtis Squire, Inc. (“CSI”), a Kunin family investment company, a majority of whose voting stock is owned by Myron Kunin, rents certain artworks to the Company in return for which the Company compensates certain Company employees who devote time to CSI business and furnishes office space and equipment for use by CSI. The parties have agreed that the reasonable value of this arrangement to each party is $200,000 per year. Other reportable transactions in which the Company participated in fiscal year 2005 include the following: The Company paid $411,907 to Beautopia, LLC, which is owned by David Kunin and CSI, for hair care products purchased in the ordinary course of business. The Company paid Timothy Kunin, a son of Myron Kunin and a brother of David Kunin, $685,269 for subscriptions to magazines for the Company’s salons. The Company has verified that the cost of these subscriptions is competitive with that charged by other subscription services. The Company has purchased from the Northwestern Mutual Life Insurance Company insurance policies on the lives of certain officers of the Company. Michael Finkelstein, a son of Paul Finkelstein, is a registered insurance agent and received commissions of $556,625 related to insurance policies paid for by the Company. The Company has determined that the amounts paid for these insurance policies are competitive with amounts that would be paid for similar products from other companies. The Company paid $43,717 to Westex Corporation and $62,910 to Stylist Wear, Inc. for capes and towels purchased in the ordinary course of business. Westex Corporation and Stylist Wear, Inc. are owned by Neil Finkelstein, a brother of Paul Finkelstein. The Company has verified that the cost of these items is competitive with that charged by other providers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2005, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company, by each director, by each executive officer identified in the Summary Compensation Table, and by all executive officers and directors as a group. The parties listed in the table have the sole voting and investment powers with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(2)	Percent of Class
Neuberger Berman LLC	3,171,425	7.03%
605 Third Ave., 2nd Floor
New York, NY 10158-3698
Kayne Anderson Rudnick Investment Management LLC	2,923,636	6.48%
1800 Ave. of the Stars, #200
Los Angeles, CA 90067
Myron Kunin(1)	1,087,551	2.41%
Paul D. Finkelstein	986,578	2.19%
Rolf F. Bjelland	103,349	*
Van Zandt Hawn	91,188	*
Susan S. Hoyt	50,562	*
Thomas L. Gregory	72,536	*
Mark H. Kartarik	102,162	*
David B. Kunin	42,199	*
Gordon B. Nelson	90,870	*
Randy L. Pearce	172,788	*
All executive officers and directors as a group (nineteen persons)(3)	3,444,321	7.64%

*                    less than 1%

(1)          Includes 1,027,993 shares owned by Curtis Squire, Inc. Myron Kunin owns a majority of the voting stock of Curtis Squire, Inc. and thereby has sole voting and investment powers over all Company shares owned by Curtis Squire, Inc.

(2)          Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days: 30,000 shares by Mr. Kunin; 694,000 shares by Mr. Finkelstein; 69,811 shares by Mr. Bjelland; 69,814 shares by Mr. Hawn; 45,312 shares by Ms. Hoyt; 68,686 shares by Mr. Gregory; 30,250 shares by Mr. David Kunin; 88,917 shares by Mr. Kartarik; 65,634 shares by Mr. Nelson; 159,133 shares by Mr. Pearce; and 1,890,916 shares by all directors and executive officers as a group.

(3)          Includes shares held by Curtis Squire, Inc.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as independent auditors for the Company for the fiscal year ending June 30, 2006. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the annual meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Audit Fees

Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,892,369 for the year ended June 30, 2005 and $894,000 for the year ended June 30, 2004. Such fees were primarily for professional services rendered for the audits of the Company’s consolidated financial statements as of and for the years ended June 30, 2005 and 2004, limited reviews of the Company’s unaudited condensed consolidated interim financial statements, statutory audits of certain subsidiaries of the Company and accounting consultations necessary to comply with generally accepted auditing standards.

Audit Related Fees

Aggregate audit related fees billed for professional services rendered by PricewaterhouseCoopers LLP were $386,388 for the year ended June 30, 2005 and $560,000 for the year ended June 30, 2004. The audit related fees as of the years ended June 30, 2005 and 2004 were for assurance and related services related to employee benefit plan and advertising funds audits, financial due diligence related to mergers and acquisitions, internal control reviews and consultations concerning financial accounting and reporting standards.

Tax Fees

Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $525,616 for the year ended June 30, 2005 and $276,000 for the year ended June 30, 2004.

All Other Fees

In addition to the fees described above, aggregate fees of $8,985 and $158,000 were billed by PricewaterhouseCoopers LLP during the years ended June 30, 2005 and 2004, respectively, primarily for fees associated with non-financial statement acquisition and integration related services in fiscal 2005 and primarily for fees billed associated with non-financial statement services such as acquisition due diligence procedures and risk management advisory services in fiscal 2004.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2006, based upon an engagement letter submitted by PricewaterhouseCoopers. In accordance with Company policy, any additional audit or non-audit services must be approved in advance if the proposed service exceeds $5,000. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2005 and June 30, 2004 were approved or pre-approved in accordance with policies of the Audit Committee and the Company.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. Each member of the Audit Committee is “independent” within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

The Company’s management is responsible for preparing the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and the Company’s system of internal controls over financial reporting and expressing opinions thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.

In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) as modified or supplemented. The Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, for filing with the Securities and Exchange Commission. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2006.

Rolf F. Bjelland, Chair
Van Zandt Hawn
Susan Hoyt
Thomas Gregory
Members of the Audit Committee

ITEM 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S
1991 CONTRIBUTORY STOCK PURCHASE PLAN

General Information

On May 3, 2005, the Board of Directors approved an amendment to the Stock Purchase Plan, subject to approval of the Company’s shareholders at the Annual Meeting. The Stock Purchase Plan was initially approved by the Board on July 29, 1991. The Board believes that this amendment to Stock Purchase Plan is necessary to enable the Company to continue to provide meaningful equity incentives to attract, motivate and retain employees of the Company. The Board believes that your support of this proposal is very important to the future success of your Company, and recommends that you vote to approve this amendment.

Summary of the Stock Purchase Plan

Set forth below is a summary of the Stock Purchase Plan, which is qualified by the complete text of the Stock Purchase Plan. Shareholders may request a copy of the Stock Purchase Plan by sending a written request to the Secretary of the Company at 7201 Metro Boulevard, Minneapolis, Minnesota 55439.

Description of Amendment

The amendment to the Stock Purchase Plan approved by the Board and submitted for shareholder approval consists of an increase in the amount the Company may contribute to the Stock Purchase Plan from $5,000,000 to $10,000,000.

Description of the Stock Purchase Plan

The purpose of the Stock Purchase Plan is to attract and retain the best available personnel, to provide additional incentives to the employees of the Company and its subsidiaries, to promote the success of the Company’s business and to enable the employees to share in the growth and prosperity of the Company by providing them with an opportunity to purchase stock in the Company on favorable terms through payroll deductions. Currently, 2,050,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan, and the Company is authorized to contribute up to $5,000,000 to the Stock Purchase Plan. Upon shareholder approval of this proposal, an additional $5,000,000 may be contributed by the Company to the Stock Purchase Plan. As of June 30, 2005, 1,326,995 shares have been issued under the Stock Purchase Plan and $4,775,403 has been contributed to the Stock Purchase Plan.

Administration

The Stock Purchase Plan is administered by a committee formed by the Board pursuant to the Stock Purchase Plan (the “Committee”). Members of the Committee are ineligible to participate under the Stock Purchase Plan. All questions of interpretation of the Stock Purchase Plan are determined in the sole discretion of the Committee, and its determinations are final and binding upon all participants.

Eligibility

All full and part time employees of the Company are eligible to participate in the Stock Purchase Plan. Based upon the number of employees as of June 30, 2005, approximately 55,000 employees are eligible to participate in the Stock Purchase Plan.

Enrollment Periods

The Committee implements the Stock Purchase Plan by establishing enrollment periods. An employee who is eligible to participate may enroll prior to the date on which an enrollment period begins. The Committee has currently authorized monthly enrollment periods, which is subject to change.

Payment of Purchase Price; Payroll Deductions

The Stock Purchase Plan currently operates on a monthly basis by payroll deductions. In each calendar month, prior month’s contributions plus a matching contribution by the Company will be used to purchase shares of the Company’s Common Stock in the open market. If shares remain in an employee’s account, all dividends declared thereon will be reinvested in additional shares. The Company does not make any contribution toward the purchase of shares acquired with dividend proceeds. The Company presently pays a $0.16 annual dividend. The cost is the average price per share for shares purchased under the Stock Purchase Plan during each month.

Purchase Price

Common Stock of the Company is purchased on the open market on behalf of the participants with funds contributed 85% by the participants and 15% by the Company. The Company bears all commissions and other expenses incurred in these purchases.

Minimum/Maximum Participant Contribution

The minimum participant contribution is $10.00 per month, and the maximum monthly participant contribution is 10% of the participant’s monthly compensation.

Termination of Participation

A participant may terminate his or her participation in the Stock Purchase Plan at any time by giving written notice to the Company, which termination shall be effective upon receipt of such notice by the Company.

Amendment and Termination of the Plan

The Board may at any time amend or terminate the Stock Purchase Plan, provided that no material amendment may be made to the Stock Purchase Plan without prior approval of the shareholders of the Company.

Income Tax Information

The 15% contribution by the Company is regarded as additional compensation to the participant and withholding taxes on this amount will be deducted from their compensation. Furthermore, if and when shares are sold, the average price at which shares were acquired each month (excluding all commission, taxes and other similar costs of acquisition paid by the Company) is the cost basis for purposes of capital gain or loss, either short-term or long-term depending on the holding period of such shares. The holding period begins when the shares are actually purchased.

Required Vote

Approval of the amendment to the Stock Purchase Plan requires the affirmative vote of a majority of the shares voting on this Item 3, and such affirmative vote must also constitute at least a majority of the required quorum for the meeting. In determining whether this Item 3 has been approved, abstentions and broker non-votes are not counted as votes for or against this proposal or in the calculation of total votes cast.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present proposals at the 2006 Annual Meeting, and who wish to have such proposals included in the Company’s Proxy Statement for the 2006 Annual Meeting, must be certain that such proposals are received by the Secretary of the Company, 7201 Metro Boulevard, Minneapolis, Minnesota 55439, not later than June 1, 2006. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Proxy Statement for the Company’s 2006 Annual Meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The Company’s Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2005, accompanies this Proxy Statement. If requested, the Company will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering the Company’s reasonable expenses in furnishing the exhibits. Such requests should be directed to Eric A. Bakken, Secretary of the Company, at its address stated herein.

GENERAL

The Board knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

In order that your shares may be represented if you do not plan to attend the meeting, please sign, date and return your proxy promptly. In the event you are able to attend, at your request we will cancel the proxy.

By Order of the Board

Eric A. Bakken
Secretary
September 24, 2005

REGIS Corporation

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 27, 2005
9:00 a.m.

Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

Regis Corporation
7201 Metro Boulevard, Edina, MN 55439	proxy

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 27, 2005.

The undersigned hereby appoints Paul Finkelstein and Eric Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Regis Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on October 27, 2005, and at any and all adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the items listed in paragraphs 1 through 3 of the proxy card.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

There are three ways to vote your Proxy
COMPANY #
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  EASY  IMMEDIATE

•            Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on October 26, 2005.

•            Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/rgis/ — QUICK  EASY  IMMEDIATE

•            Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on October 26, 2005.

•            Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Regis Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

1. Election of directors.			☐	FOR all nominees	☐	WITHHOLD AUTHORITY
NOMINEES:	01 Rolf F. Bjelland	05 Susan Hoyt		listed to the left, except		to vote for all nominees
	02 Paul D. Finkelstein	06 David B. Kunin		vote withheld from		listed to the left
	03 Thomas L. Gregory	07 Myron Kunin		individual nominees
04 Van Zandt Hawn

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.				☐ For ☐	Against	☐ Abstain

3. To amend the Company’s 1991 Contributory Stock Purchase Plan to increase the amount the Company may contribute to the plan from $5,000,000 to $10,000,000; and				☐ For ☐	Against	☐ Abstain

*Note* Such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐			Indicate changes below:	Dated	, 2005

(Signatures of Shareholders)

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.